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                                                               EXHIBIT L

                                                                  April 25, 2003

Metropolitan Life Insurance Company
One Madison Avenue
New York, NY 10010

Dear Sirs:

This opinion is furnished in connection with the filing of Post-Effective Amendment No. 10 to Registration Statement No. 33-91226 on Form S-6 ("Registration Statement") which covers premium received under Group Variable Universal Life Insurance Policies and Certificates ("Policies") offered by the Metropolitan Life Insurance Company ("MLIC") in each State where they have been approved by appropriate State insurance authorities.

As a Vice-President and Actuary of MLIC, I have reviewed the Policies and I am familiar with the Registration Statement and Exhibits thereto.

In my opinion, the illustrations of the death benefit and cash values referenced as Exhibit (r) in the amended Registration Statement, based on the assumptions stated in the Illustrations, are consistent with the provisions of the Policies. Also, in my opinion, such assumptions, including the assumed current charge levels, are reasonable based on MLIC's current expectations.

The Policies have not been designed so as to make the relationship between premiums and benefits, as shown in the illustrations, appear to be disproportionately more favorable to a prospective purchaser of a certificate under the Policies for insured persons age 40 in the underwriting categories specified in the illustration, than to prospective purchaser of certificates under the Policies for an insured person at other ages or in other underwriting classes. Nor were the particular illustrations shown selected for the purpose of making this relationship appear more favorable.

The hypothetical group and representative Certificate owner assumed for purposes of the Fee Tables in the prospectus have not been selected for the purpose of showing lower charges in those tables than would apply for a different assumed group or Certificate owner.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement and to the reference to my name under the heading "Legal and Actuarial Matters" in the Statement of Additional Information contained in the Registration Statement.

Very truly yours,

/s/ Michael Rogalski
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Michael Rogalski FSA MAAA
Vice-President & Actuary